UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	April 25, 2014
TRANSLATION GROUP INC.
(Exact name of registrant as specified in its charter)
Nevada	333-185580	33-1225672
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
311 S. Division Street, Carson City, Nevada	89703-4202
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code	702-425-3296
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 8.01	Other Events

E ffective April 25, 2014, Kamilya Kucherova resigned as president, chief executive officer, chief financial officer, treasurer, secretary and director of Translation Group Inc. (the “Company”).  Ms. Kucherova's resignation was not the result of any disagreement with the Company regarding our operations, policies, practices or otherwise.

Effective April 25, 2014, Jim Dickson was appointed as president, chief executive officer, chief financial officer, treasurer, secretary and director of the Company.

Jim Dickson – President, Chief Executive Officer, Chief Financial Officer, Treasurer, Secretary and Director

Jim Dickson has spent the better part of his 35 year career within the packaged goods industry.  More precisely, his expertise resides within the beverage industry.  His career encompasses start-up companies to multinational platforms.

Jim started his career at Pepsi Cola as a division manager within foodservice.  He quickly learned the inner workings of being part of a large multinational and after 8 years he transitioned to Koala Springs Canada.  Jim led the sales team across the country and was able to secure national distribution throughout all the major retail chains across multiple channels.

In the early 90’s Jim moved to Cott Beverages.  He was integral in driving Cott’s growth.  His roles included vice president and general manager of Cott Canada and chief executive officer of Cott South Africa. In the 9 years he spent at Cott Beverages, Jim drove the growth of various retailer brands across Canada, North Eastern USA and South Africa.

Most recently, Jim served as the executive vice president of Ice River Springs.  Over his tenure, Ice River Springs experienced exponential growth and market dominance within the Canadian market which ultimately led to expansion into the United States. Jim along with the two founders was able to transform Ice River Springs from a small regional water supplier to one of North America’s leading water companies.

Throughout his career, Jim has left a legacy of responsibly driving company growth through innovation, creativity and diligently collaborating with his customer base to understand and meet their needs.  His leadership style has enabled him to build long standing relationships will major retailers and distributors across North America.

Non-Binding Term Sheet with Omega Infusion Brands LLC

On May 1, 2014, the Company entered into a Non-Binding Term Sheet with Omega Infusion Brands LLC (“Omega”) wherein the Company will acquire the brand and mutually agreed upon assets of Mycell Technologies (“Mycell”), a wholly owned subsidiary of Omega for $1.00 (the “Term Sheet”).

Under the Term Sheet the Company and Omega propose to:

  Enter into a separate emulsion supply and formulation agreement with Oceans Omega LLC, a wholly owned subsidiary of Mycell, under which emulsions will be sold on a tiered volume pricing basis at a base cost to the Company of $45.39 per kg.;
  Mycell will receive a 15% interest in the net proceeds of a future sale, merger, consolidation or public offering of the Omega brand;
  Mycell will receive a $0.15 royalty per 12 pack from the Company, and:

    will provide protection to a list of specific protected customers which list may expand from time to time (“Protected Customers”);
    Mycell may introduce to the Company customers or new customers seeking omega 3 emulsion services for existing or new product lines who require a bottling and distribution arrangement. For those customers who utilize the Company’s services and are a Protected Customer, Mycell will pay the Company a commission of 5% - 10% of net emulsion sales based on the involvement of the Company’s arrangement;
    Where a prospective customer has a pre-existing relationship with a Protected Customer and the customer uses a Protected Customer, Mycell will pay the Company a fee of 3% net emulsion sales to Mycell, with some exclusions.

  At the sole discretion of the Company, Mycell will receive a finder’s fee of 3% of net sales from retailers and distributors introduced by Mycell and closed by the Company.

The parties to the Term Sheet propose to enter into a definitive agreement on or before June 30, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSLATION GROUP INC.
/s/ Jim Dickson
Jim Dickson
President, Chief Executive Officer, Chief Financial Officer, Treasurer, Secretary and Director
Date: May 7, 2014